Exhibit 99.1

VIVUS REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

Management to Review Results and Provide Business Update

in Conference Call Today at 4:30 p.m. Eastern Time

MOUNTAIN VIEW, Calif., November 9, 2016 - VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today provided a business update and reported its financial results for the third quarter ended September 30, 2016. The net loss for the 2016 third quarter was $9.2 million, as compared to $16.1 million in 2015. Cash, cash equivalents and available-for-sale securities was $283.6 million at September 30, 2016.

“In the third quarter of 2016, we continued our efforts to reshape VIVUS to build long-term stockholder value related to our business strategy review. The licensing of STENDRA to Metuchen Pharmaceuticals, combined with our continued efforts to control costs, provides us with additional capital to find, acquire and develop additional assets,” said Seth H. Z. Fischer, VIVUS Chief Executive Officer. “In addition, the positive Qsymia Markman ruling supports the fundamental strength of Qsymia’s intellectual property portfolio.”

Business Update

•                  On July 21, 2016, VIVUS announced that the U.S. District Court for the District of New Jersey had issued a claim construction, or Markman, ruling governing patent litigation brought by VIVUS against Actavis Laboratories FL, Inc., Actavis Pharma, Inc., and Actavis Inc., and Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. The lawsuits were filed in response to Abbreviated New Drug Applications filed by Actavis and Teva seeking to market and sell a generic version of Qsymia prior to the expiration of certain U.S. patents. The courts adopted VIVUS’ proposed constructions for all but one of the disputed claim terms and adopted a compromise construction that was acceptable to VIVUS for the final claim term.

•                  On July 27, 2016, VIVUS filed a lawsuit in the U.S. District Court for the District of New Jersey against Hetero USA, Inc. and Hetero Labs Limited. The lawsuit was filed on the basis that Hetero’s submission of their ANDA to obtain approval to manufacture, use, sell, or offer for sale generic versions of STENDRA prior to the expiration of the patents-in-suit constitutes infringement of one or more claims of those patents. In accordance with the Hatch-Waxman Act, as a result of having filed a timely lawsuit against Hetero, FDA approval of Hetero’s ANDA will be stayed until the earlier of (i) up to 30 months from the expiration of STENDRA’s New Chemical Entity exclusivity period (i.e., October 27, 2019) or (ii) a District Court decision finding that the identified patents are invalid, unenforceable or not infringed.

•                  On September 30, 2016, VIVUS entered into a license and commercialization agreement and a commercial supply agreement with Metuchen Pharmaceuticals LLC. Under the terms of the license and commercialization agreement, Metuchen received a fully-paid, exclusive license to develop, commercialize and promote STENDRA in the U. S., Canada, South America and India, and VIVUS received a payment of $70 million.

Financial Results

Total revenue, net for the quarters ended September 30, 2016 and 2015, were $13.4 million and $24.9 million, respectively. Revenue consisted of the following:

	Three Months Ended
	September 30,
	2016	2015
Qsymia, net product revenue	$12,294	$14,011
STENDRA/SPEDRA supply revenue	—	10,056
STENDRA/SPEDRA royalty revenue	1,059	869
Total revenue	$13,353	$24,936

Approximately 109,000 and 146,000 Qsymia prescriptions were dispensed in the quarters ended September 30, 2016 and 2015, respectively.

Total cost of goods sold was $2.1 million and $11.8 million in the quarters ended September 30, 2016 and 2015, respectively. The change in cost of goods sold was due to changes in net product and supply revenue in the respective periods and the sales mix between Qsymia and STENDRA/SPEDRA.

Total research and development expense remained relatively consistent at $1.7 million and $1.5 million in the quarters ended September 30, 2016 and 2015, respectively.

Total selling, general and administrative expense was $10.4 million and $17.1 million for the quarters ended September 30, 2016 and 2015, respectively. Selling and marketing expense for the commercialization of Qsymia totaled $4.4 million and $11.0 million in the quarters ended September 30, 2016 and 2015, respectively. The total decrease was the result of the realignment of our sales force in 2015, refinement of our marketing and promotional programs, and cost control initiatives implemented in 2015.

NOL Rights Plan

On November 8, 2016 VIVUS’ board of directors approved an amendment and restatement of its stockholder rights plan originally adopted on March 26, 2007. The amended plan is designed to protect stockholder value by mitigating the likelihood of an “ownership change” that would result in significant limitations to VIVUS’ ability to use its net operating losses or other tax attributes to offset future income. The amended plan is similar to rights plans adopted by other public companies with significant net operating loss carryforwards.

In connection with the original adoption of the rights plan, one right was distributed for each share of VIVUS common stock outstanding as of the close of business on April 13, 2007 and one right was distributed with each share of VIVUS common stock that was issued after such date. The amended rights plan provides, subject to certain exceptions, that if any person or group acquires 4.9% or more of VIVUS’ outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing stockholders who hold 4.9% or more of VIVUS’ outstanding common stock as of the date of the amended rights plan will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of VIVUS common stock.

As extended and amended, the rights plan will continue in effect until November 9, 2019, unless earlier terminated or the rights are earlier exchanged or redeemed by the Board of Directors. we expect to submit the rights plan to a vote at the 2017 annual meeting of stockholders. If stockholders do not approve the plan at the 2017 annual meeting, it will expire at the close of business of the following day.

Additional information with respect to the amended and restated rights plan will be contained in the Current Report on Form 8-K that VIVUS is filing with the Securities and Exchange Commission. A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.gov.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the 2016 third quarter financial results today, November 9, 2016, beginning at 4:30PM Eastern Time. Investors may listen to this call by dialing toll-free 1-877-359-2916 in the U.S. and 1-224-357-2386 from outside the U.S. The audience passcode is 954 520 77. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Metuchen Pharmaceuticals LLC has exclusive marketing rights to STENDRA in the U.S., Canada, South America and India.

STENDRA is available through retail and mail order pharmacies.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the impact of promotional programs for Qsymia on our net product revenue and net income (loss) in future periods; risks and uncertainties related to our ability to successfully commercialize Qsymia including risks and uncertainties related to expansion to retail distribution, the broadening of payor reimbursement, the expansion of Qsymia’s primary care presence, changing market dynamics shifting prescribing towards obesity specialists, and the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia; risks and uncertainties related to our ability to commercialize Qsymia efficiently; risks and uncertainties related to the timing, strategy, tactics and success of the launches and commercialization of STENDRA® (avanafil) or SPEDRA™ (avanafil) by our sublicensees in the U.S., Canada, South America, India, the EU, Australia, New Zealand, Africa, the Middle East, Turkey, and the Commonwealth of Independent States, including Russia; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have a commercial collaboration, including Mexico and Central America; risks and uncertainties related to our ability to protect our intellectual property and litigation in which we are involved or may become involved; and risks and uncertainties related to our ability to continue to identify, acquire and develop innovative investigational drug candidates and drugs. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.

Mark Oki

Chief Financial Officer

oki@vivus.com

650-934-5200

Investor Relations: The Trout Group

Brian Korb

Managing Director

bkorb@troutgroup.com

646-378-2923

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
Net product revenue	$12,294	$14,011	$37,455	$40,652
License and milestone revenue	—	—	—	11,574
Supply revenue	—	10,056	1,526	26,651
Royalty revenue	1,059	869	3,472	1,210
Total revenue	13,353	24,936	42,453	80,087

Operating expenses:
Cost of goods sold	2,065	11,765	8,416	31,531
Research and development	1,696	1,532	3,821	6,825
Selling, general and administrative	10,440	17,129	39,254	65,730
Inventory impairment and other non-recurring charges	—	2,539	—	32,061
Total operating expenses	14,201	32,965	51,491	136,147

Loss from operations	(848)	(8,029)	(9,038)	(56,060)

Interest expense and other expense, net	8,313	8,076	24,209	24,851
Loss before income taxes	(9,161)	(16,105)	(33,247)	(80,911)
Provision for income taxes	(9)	1	14	13
Net loss	$(9,152)	$(16,106)	$(33,261)	$(80,924)

Basic and diluted net loss per share	$(0.09)	$(0.15)	$(0.32)	$(0.78)
Shares used in per share computation:
Basic and diluted	104,484	104,014	104,228	103,950

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2016	2015*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$154,137	$95,395
Available-for-sale securities	129,449	146,168
Accounts receivable, net	10,295	8,997
Inventories	11,259	13,602
Prepaid expenses and other assets	5,552	9,430
Total current assets	310,692	273,592
Property and equipment, net	715	994
Non-current assets	1,744	2,616
Total assets	$313,151	$277,202
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,440	$7,060
Accrued and other liabilities	9,944	15,891
Deferred revenue	89,128	22,142
Current portion of long-term debt	9,015	14,356
Total current liabilities	114,827	59,449
Long-term debt, net of current portion	229,876	217,034
Deferred revenue, net of current portion	6,845	6,508
Non-current accrued and other liabilities	16	1,296
Total liabilities	351,264	284,287
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital	831,297	829,532
Accumulated other comprehensive (loss) income	207	(261)
Accumulated deficit	(869,617)	(836,356)
Total stockholders’ deficit	(38,113)	(7,085)
Total liabilities and stockholders’ deficit	$313,151	$277,202

* The Condensed Consolidated Balance Sheet at December 31, 2015 has been derived from the Company’s audited financial statements at that date. Certain amounts have been reclassified to be consistent with September 30, 2016 formats.